Exhibit 5.1

February 4, 2010

Umpqua Holdings Corporation

One SW Columbia Street, Suite 1200

Portland, Oregon 97258

Re:	Legality Opinion Regarding Validity of Common Stock Offered

Ladies and Gentlemen:

We have acted as special counsel to Umpqua Holdings Corporation, an Oregon corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate of 8,625,000 shares of the Company’s common stock, no par value per share (the “Shares”) (including up to 1,125,000 shares that may be issued upon exercise of the Underwriter’s (as defined below) option to purchase additional Shares to cover over-allotments, if any) pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated February 3, 2010, by and between the Company and J.P. Morgan Securities Inc. (the “Underwriter”). The Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act filed with the Securities and Exchange Commission (the “Commission”) on December 8, 2008 (File No. 333-155997) (the “Registration Statement”), including a base prospectus dated December 5, 2008 and a prospectus supplement dated February 3, 2010 (collectively, the “Prospectus”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Registration Statement, the Prospectus, the Company’s form of common stock certificate, the Company’s Articles of Incorporation, as amended and restated, the Company’s Bylaws, as amended and restated, and excerpts of minutes of meetings or consent actions in lieu of meetings of the Board of Directors or committees of the Company’s Board of Directors. We have also received from the Company’s officers certain other corporate records, certificates and representations concerning factual matters. We have relied upon the statements contained in the Registration Statement and certificates and statements of the Company’s officers, certificates and records of public officials and we have made no independent investigation with regard thereto. We have made such review of laws as we consider necessary for purposes of this opinion. We have relied as to matters of fact upon the above documents and investigation.

We have assumed without investigation the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of all documents submitted to us as original documents and the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.

February 4, 2010

Umpqua Holdings Corporation

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.

Regardless of the states in which members of this firm are licensed to practice, in rendering the opinion set forth herein, we express no opinion as to any law of any jurisdiction other than the federal laws of the United States and laws of the State of Oregon. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the reference to our name under the heading “Legal Matters” in the Prospectus constituting part of such Registration Statement. In giving our consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ROBERTS KAPLAN LLP